Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES REORGANIZATION

Company to Focus Core Technology on Metabolic Disorders, Autoimmunity and Cancer

SAN DIEGO, CA – April 27, 2007 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced a restructuring designed to tightly focus the Company’s future strategic direction on development of its proprietary class of adrenal steroid hormones in the therapeutic areas of metabolic disorders, autoimmune and other inflammatory conditions, and hormone sensitive cancers. Consistent with this focus, the Company’s primary development efforts will be on clinical drug candidates HE3286 and HE3235, as well as follow-on compounds that may offer benefits in these therapeutic areas. With the Company’s recent decision to discontinue investment in products for biodefense, Hollis-Eden is also reducing its headcount by 25% to effectively reduce its overall cash usage to an estimated $10-$12 million for the second half of 2007. As a result of these changes, the Company expects to incur a restructuring charge of approximately $0.4 million in the second quarter of 2007. The Company also announced that Daniel D. Burgess, Hollis-Eden’s Chief Operating Officer and Chief Financial Officer, is resigning to accept a position as Chief Executive Officer of a local privately held biopharmaceutical Company.

“With this restructuring, we will be positioned to focus on accelerating the clinical development of our core technology programs and new drug candidates HE3286 and HE3235,” stated Richard B. Hollis, Chairman and Chief Executive Officer of Hollis-Eden Pharmaceuticals. “Over the last several years we have optimized the development of our class of compounds for use in a number of different therapeutic areas. With the recent announcements of positive preclinical activity with HE3286 in models of type 2 diabetes and rheumatoid arthritis, and with HE3235 in models of prostate and breast cancer, we have created an abundance of opportunity. By focusing on these therapeutic areas with a restructured organization, we believe we can generate important clinical data that can enhance the value of our technology platform for our shareholders. This accelerated and focused clinical development plan will be combined with a strategic pharmaceutical and biotech partnering plan to maximize our future opportunities.

“At the same time, I would like to extend my gratitude to members of the Hollis-Eden team who will be leaving us as a result of this reorganization,” added Hollis. “Each and every one of these employees contributed in an important way to advancing the vision for our Hormonal Signaling Technology Platform, and their contributions and spirit will be missed. We wish them all the best in their future endeavors.”

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include HE3286, a next-generation compound being prepared for clinical trials in treating type 2 diabetes and potentially rheumatoid arthritis. A second next-generation candidate, HE3235, has been selected for clinical development in cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for HE3286, HE3235 or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333